Magal Receives a Letter of Support from its Principal Shareholder

Natie Kirsh Offers a $5 Million Bridge Financing in Anticipation of Proposed Rights Offering;
Loan Contingent on Maintaining Current Board and Chairman

YEHUD, Israel - July 12, 2010 - Magal Security Systems Ltd. (NASDAQ GM: MAGS; TASE: MAGS), disclosed today that it has received a letter from its principal shareholder, Mr. Natie Kirsh, in which he notified Magal that he has sent a letter to the shareholders of the Company in which he has indicated unequivocal support for the Company’s current Board of Directors and Chairman.  The letter also states that Mr. Kirsh is against the current initiative of certain shareholders to elect a new Board of Directors and Chairman.  In his letter, Mr. Kirsch confirms his support for a proposed rights offering that will provide the Company with additional capital and will enable management to fully implement its recently announced strategic plan.  Mr. Kirsh also advised that he has offered to extend a bridge loan of $5 million in anticipation of such offering, contingent on the current Board of Directors remaining in place.

The full text of Mr. Kirsh’s letter follows:

“In the light of the attempt by Mr. Yoav Stern and certain shareholders to initiate a change in the composition of the Board of Directors, I write to you as a fellow shareholder to provide some background and to share with you my views on the company’s present situation.

“About 30 years ago I acquired a majority interest in the company, purchasing 74% of the outstanding shares from Israel Aircraft Industries.

“I immediately invited Mr. Kobi Even Ezra, a well regarded Israeli businessman to become both the Chairman and a significant shareholder, and under Kobi’s stewardship the Company went public. On reaching the age of 75, Kobi decided to step down as Chairman of the Board and Mr. Jacob Perry took on this role.

“It was and remains my view that Mr. Perry is ideally suited to fill this role and I have given him every encouragement to introduce new ideas and energy to the Company.

“Following the departure of Mr. Izhar Dekel as CEO, Mr. Perry recruited Mr. Stern and, initially, all the Board members were impressed with his enthusiasm and energy. However, after a trial period, it was generally felt that based on his managerial style it would not be in the Company’s best interests to make his appointment permanent.

“Mr. Eitan Livneh was then recruited and since his arrival in August 2009 the Company and the management team have stabilised.

“These management changes coupled with the worldwide economic downturn created considerable challenges for the company, exacerbated by the unbecoming attempt by Mr. Stern to create dissention and undermine management, including approaching me and all major shareholders with negative comments about Mr. Perry, the management and the Board, and calling for the replacement of Mr. Perry as Chairman as well as four of the current standing directors.

“While the Company’s immediate business prospects are difficult, I am satisfied that Mr. Perry and his management team are exerting their best efforts to overcome these difficulties. Despite the continued economic crisis in Europe and elsewhere, which has had a severe impact on these efforts, they will, given time, succeed.

“The Company is currently participating in several tenders and bidding processes that I hope will be fruitful. The Company has adopted a new strategic plan that allocates proper emphasis to the development of new products on the one hand and the participation in projects, on the other. This strategic plan completely replaces the plan that was developed by Mr. Stern which was found to be unsuitable for the Company. In addition, during the last few months the Company initiated, for the second time since mid-2009, a restructuring program designed to further streamline the organisation and reduce operating costs.

“Following the request from a group of shareholders, an extraordinary general meeting has been convened to consider the demand for the appointment of a new Board of Directors to replace the current Board, other than myself and the external directors appointed under Israeli law.

“I urge you not to support the proposal, and to give Mr. Perry and his team the opportunity to bring Magal back to profitability which I am confident that they will achieve.

“Magal’s reputation as a worldwide leader in perimeter security is well known and now is not the time to create further distractions for management.

“Despite the recently reported disappointing operating results, Magal has considerable potential and enjoys an excellent reputation worldwide – well beyond what it has achieved financially for its shareholders.

“To allow the required recovery to be achieved without undue stress, it is my belief that the Company requires additional capital and that given the present depressed share price, this should best be done by way of a rights issue. Details of such rights issue have been sent to all shareholders and the proposal will be on the agenda at the EGM.

“I fully support this initiative and I have notified the Company that I intend to fully exercise the oversubscription right in the framework of such rights offering.  In addition, provided that the current Board will continue to direct the operations of Magal, I will provide the Company with a $5 million bridge loan, the proceeds of which will be applied against the payment for the shares that will be purchased by me pursuant to the rights offer.”

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Magal Security Systems Ltd. and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Magal S3:
Magal S3 is a leading international provider of security, safety and site management solutions and products (NASDAQ: MAGS).  Over the past 40 years, Magal S3 has delivered tailor-made solutions to hundreds of satisfied customers in over 80 countries.

Magal S3 offers a broad portfolio of unique products used to protect sensitive installations in some of the world’s most demanding locations and harshest climates. This portfolio covers the following categories:
Perimeter Intrusion Detection Systems (PIDS) - a variety of smart barriers and fences, fence mounted detectors, virtual gates, buried and concealed detection systems
Close Circuit TV (CCTV) – comprehensive management platforms with a leading Intelligent Video Analysis (IVA) and Video Motion Detection (VMD) engine
Physical Security Information Management (PSIM) - a proprietary site management system that enhances command, control and decision making during both - routine operations and crisis situations

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Annual Report on Form 20-F filed with the Securities and Exchange Commission.

Magal S3	Financial Communication Public & Investor Relations
Eitan Livneh, President & CEO	Hadas Friedman
Tel: +972-3-539-1444	Tel: +972-3-695-4333 Ext. 6
Fax: +972-3-536-6245	E-mail: hadas@fincom.co.il
Assistant: Ms. Elisheva Almog	Mobile: +972-54-230-3100
E-mail: ElishevA@magal-s3.com

N KIRSH
Suite A, 204 Finchley Road
(at rear of AIB Bank)
London NW3 6BX
Tel:  +44 20 7644 9220  Fax: +44 207 435 9621

Email: natie@parway.co.uk

5 July 2010

Dear Sirs

Re: Magal Security Systems

In the light of the attempt by Mr. Yoav Stern and certain shareholders to initiate a change in the composition of the Board of Directors, I write to you as a fellow shareholder to provide some background and to share with you my views on the company’s present situation.

About 30 years ago I acquired a majority interest in the company, purchasing 74% of the outstanding shares from Israel Aircraft Industries.

I immediately invited Mr. Kobi Even Ezra, a well regarded Israeli businessman to become both the Chairman and a significant shareholder, and under Kobi’s stewardship the Company went public. On reaching the age of 75, Kobi decided to step down as Chairman of the Board and Mr. Jacob Perry took on this role.

It was and remains my view that Mr. Perry is ideally suited to fill this role and I have given him every encouragement to introduce new ideas and energy to the Company.

Following the departure of Mr. Izhar Dekel as CEO, Mr. Perry recruited Mr. Stern and, initially, all the Board members were impressed with his enthusiasm and energy. However, after a trial period, it was generally felt that based on his managerial style it would not be in the Company’s best interests to make his appointment permanent.

Mr. Eitan Livneh was then recruited and since his arrival in August 2009 the Company and the management team have stabilised.

These management changes coupled with the worldwide economic downturn created considerable challenges for the company, exacerbated by the unbecoming attempt by Mr. Stern to create dissention and undermine management, including approaching me and all major shareholders with negative comments about Mr. Perry, the management and the Board, and calling for the replacement of Mr. Perry as Chairman as well as four of the current standing directors.

While the Company’s immediate business prospects are difficult, I am satisfied that Mr. Perry and his management team are exerting their best efforts to overcome these difficulties. Despite the continued economic crisis in Europe and elsewhere, which has had a severe impact on these efforts, they will, given time, succeed.

The Company is currently participating in several tenders and bidding processes that I hope will be fruitful. The Company has adopted a new strategic plan that allocates proper emphasis to the development of new products on the one hand and the participation in projects, on the other. This strategic plan completely replaces the plan that was developed by Mr. Stern which was found to be unsuitable for the Company. In addition, during the last few months the Company initiated, for the second time since mid-2009, a restructuring program designed to further streamline the organisation and reduce operating costs.

Following the request from a group of shareholders, an extraordinary general meeting has been convened to consider the demand for the appointment of a new Board of Directors to replace the current Board, other than myself and the external directors appointed under Israeli law.

I urge you not to support the proposal, and to give Mr. Perry and his team the opportunity to bring Magal back to profitability which I am confident that they will achieve.

Magal’s reputation as a worldwide leader in perimeter security is well known and now is not the time to create further distractions for management.

Despite the recently reported disappointing operating results, Magal has considerable potential and enjoys an excellent reputation worldwide – well beyond what it has achieved financially for its shareholders.

To allow the required recovery to be achieved without undue stress, it is my belief that the Company requires additional capital and that given the present depressed share price, this should best be done by way of a rights issue. Details of such rights issue have been sent to all shareholders and the proposal will be on the agenda at the EGM.

I fully support this initiative and I have notified the Company that I intend to fully exercise the oversubscription right in the framework of such rights offering.  In addition, provided that the current Board will continue to direct the operations of Magal, I will provide the Company with a $5 million bridge loan, the proceeds of which will be applied against the payment for the shares that will be purchased by me pursuant to the rights offer.

Should you wish to discuss your thoughts on Magal, please feel free to contact me on natie@parway.co.uk or Mr. Perry on JacobP@magal-s3.com.

Yours sincerely

CC: J. Perry, Chairman

Magal Security Systems Ltd